From: [Sender Email Address]
To: [Recipient Email Address]

Subject: AFL-CIO HOUSING INVESTMENT TRUST -
ANNUAL MEETING OF PARTICIPANTS

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Annual Meeting Date - December 18, 2024

For Participants as of October 31, 2024

Important Proxy Voting Material is available for your Action.

When voting, you may be required to provide your Control Number(s) noted below:

[UNIQUE CONTROL NUMBER]

PLEASE CAST YOUR VOTE

Go to
www.proxyvotenow.com/HIT

ADDITIONAL INFORMATION:

TO PARTICIPANTS, AFL-CIO HOUSING INVESTMENT TRUST

You are receiving this email because as of today, we have not received your vote related to the AFL-CIO Housing Investment Trust’s 2024 Annual Meeting of Participants. We encourage all Participants to vote their units as soon as possible. Voting instructions by internet must be received by 11:59 p.m. (EST) on December 17, 2024. If you have any questions related to the 2024 Annual Meeting, please email meeting@aflcio-hit.com.

To access the Proxy Materials online (www.proxyvotenow.com/HIT) you may need Adobe Reader software. This software is available at no cost at www.adobe.com. Download time varies by Internet connection.

This e-mail message is intended only for the named recipient(s) above. If you are not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this e-mail and any attachment(s) is strictly prohibited. Please do not respond to this e-mail. This mailbox is not monitored and you will not receive a response. If you have received this e-mail in error, please immediately delete the message and any attachment(s) from your system.

msfs-meetinginfo@morrowsodali.com

P. 833 290 2605

509 Madison Avenue, Suite 1206
New York, NY 10022

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